Careview Communicaions, Inc. 8-K

Exhibit 10.83

SUBORDINATION AGREEMENT

This Subordination Agreement is made as of August 31, 2011 by and among each of the undersigned creditors (individually, a “Creditor” and, collectively, the “Creditors”), and Comerica Bank (“Comerica” and, solely in its capacity as collateral agent for the Lenders (as defined below), “Collateral Agent”).

Recitals

A.           CAREVIEW COMMUNICATIONS, INC., a Nevada corporation (“Borrower”), CAREVIEW COMMUNICATIONS, INC., a Texas corporation (“CareView Texas”) and CAREVIEW OPERATIONS, L.L.C., a Texas limited liability company (“CV Operations;” and collectively with Borrower and CareView Texas, the “Credit Parties”), have requested and/or obtained certain loans or other credit accommodations from Comerica and Bridge Bank, National Association (“Bridge” and, collectively, with Comerica, the “Lenders” and each, individually, a “Lender”) pursuant to a Loan and Security Agreement dated as of the date hereof (as modified, amended , restated, or Refinanced from time to time, the “Loan Agreement”), which are or may be from time to time secured by assets and property of the Credit Parties pursuant to the Loan Agreement.

B.           Each Creditor has extended loans to Borrower pursuant to Senior Secured Convertible Notes as modified, amended, restated or Refinanced from time to time (individually, a “Note” and collectively, the “Notes”), issued pursuant to a certain Note and Warrant Purchase Agreement (as modified, amended  restated, or Refinanced from time to time, the “Note Purchase Agreement”) by and among Borrower and the Creditors, secured under the terms of a Pledge and Security Agreement and Intellectual Property Security Agreement (collectively, as modified, amended, restated or Refinanced from time to time, the “Security Agreements”) each among the Credit Parties and the Creditors, all dated as of April 21, 2011.  The Notes, the Note Purchase Agreement and the Security Agreements are sometimes referred to individually as a “Creditor Document” and collectively as the “Creditor Documents.”

C.           In order to induce the Lenders to extend credit to the Credit Parties and, at any time or from time to time, at Lenders’ option, to make such further loans, extensions of credit, or other accommodations to or for the account of any Credit Party, or to purchase or extend credit upon any instrument or writing in respect of which any Credit Party may be liable in any capacity, or to grant such renewals or extension of any such loan, extension of credit, purchase, or other accommodation as any Credit Party may deem advisable, each Creditor is willing to subordinate:  (i) all of Borrower’s (and any Credit Party’s) indebtedness and obligations to such Creditor under the Creditor Documents, whether presently existing or arising in the future (the “Subordinated Debt”) to all of each Credit Party’s indebtedness and obligations to Collateral Agent and the Lenders under the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement (and including any Refinancing of such Loan Documents)); and (ii) all of such Creditor’s security interests, if any to all of Collateral Agent’s and the Lenders’ security interests in the Credit Parties’ property.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.             Capitalized terms not otherwise defined herein shall have the same meaning as in the Loan Agreement.  In addition, as used herein, the following terms have the following meanings:

“Collateral” means all of the assets and property of any Credit Party, including any Pledged Collateral.

“indebtedness” is used in this Agreement in its broadest and most comprehensive sense and shall mean all present and future indebtedness of Credit Parties (or any of them) which may be, from time to time, directly or indirectly incurred by Credit Parties (or any of them) including, but not limited to, any negotiable instruments evidencing the same, and all guaranties, debts, demands, monies, indebtedness, liabilities, and obligations owed or to become owing, including interest, principal, costs, and other charges, and all claims, rights, causes of action, judgments, decrees, remedies, security interests, or other obligations of any kind whatsoever and howsoever arising, whether voluntary, involuntary, absolute, contingent, or by operation of law.

“Junior Default Notice” means a written notice from Creditors to the Lenders of the occurrence of an “Event of Default” under (and as defined in) the Notes, which notice incorporates a reasonably detailed description of such default.

“Paid in Full” or “Payment in Full” mean the indefeasible payment in full, in cash, of all Senior Debt or Subordinated Debt, as the case may be (other than inchoate indemnification obligations), and termination of all commitments to lend under the Loan Documents or any Refinancing thereof or the Creditor Documents, as the case may be.

“Payment Blockage Notice” means a written notice to Creditors from Collateral Agent or any Lender (i) of the occurrence and continuance of an Event of Default under the Loan Agreement, or (ii) that a scheduled payment of principal or interest under the Notes will cause an Event of Default to occur, or (iii) that a scheduled payment of principal or interest under the Notes will cause the sum of Borrower’s unrestricted cash on hand, plus the amount available under the Revolving Line, to be less than twenty percent (20%) of the Revolving Line.

“Payment Blockage Period” means the period commencing when a Payment Blockage Notice is given to Creditors and continuing until (i) the date 180 days thereafter (or such earlier date as may be required by the following clauses or paragraph 4 hereof); (ii) the date on which each of the Events of Default identified in such Payment Blockage Notice shall have been cured or waived or shall otherwise have ceased to exist, as evidenced by written notice to Creditors from Collateral Agent (which shall not be unreasonably delayed, withheld or conditioned); (iii) the date on which such Payment Blockage Period shall be terminated by written notice to Creditors from Collateral Agent; or (iv) the date the Senior Debt has been Paid in Full.

“Permitted Payments” means each regularly scheduled payment of cash interest under the Notes, commencing April 21, 2016, and the entire principal amount of the Notes, together with all accrued interest thereon and other amounts payable thereunder, on or after April 20, 2021, as contemplated under the Notes as in effect on the date hereof (including any payments missed as a result of the imposition of such Payment Blockage Period, each, a “Permitted Payment”), as long as the making of any Permitted Payment would not cause the sum of Borrower’s unrestricted cash on hand, plus the amount available under the Revolving Line, to be less than twenty percent (20%) of the Revolving Line.

“Permitted Subordinated Liens” means the Subordinated Liens granted to Creditors in existence on the date hereof pursuant to the agreements listed on Schedule 1 attached hereto.

“Proceeding” means any proceeding under any bankruptcy, reorganization, readjustment or arrangement of debt, suspension of payments, receivership, liquidation or insolvency or similar law or statute now or hereafter in effect.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, supplement, restructure, replace, refund or repay, or to issue other indebtedness in exchange or replacement for such indebtedness, in whole or in part, whether with the same or different lenders, arrangers and/or agents.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Reorganization Subordinated Securities” means (a) any equity securities issued in substitution of all or any portion of the Subordinated Debt that are subordinated in right of payment to the Senior Debt (or any notes or other securities issued in substitution of all or any portion of the Senior Debt), and (b) any notes or other debt securities issued in substitution of all or any portion of the Subordinated Debt that are subordinated to the Senior Debt (or any notes or other securities issued in substitution of all or any portion of the Senior Debt) to the same extent that the Subordinated Debt is subordinated to the Senior Debt pursuant to the terms of this Agreement.  All Reorganization Subordinated Securities shall be on terms reasonably satisfactory to the Lender and shall constitute Subordinated Debt that is subject to the terms of this Agreement.

“Senior Debt” means all indebtedness and obligations of the Credit Parties to the Collateral Agent and the Lenders now existing or hereafter arising under the Loan Documents, together with all costs of collecting such obligations (including reasonable attorneys’ fees), including, without limitation, all interest accruing after the commencement by or against any Credit Party of any Proceeding.

“Senior Liens” shall mean all liens, security interests and assignments granted by Credit Parties (or any of them) on any Collateral now or hereafter securing payment or performance of the Senior Debt.

“Subordinated Liens” shall mean all liens, security interests and assignments granted by Credit Parties (or any of them) on any Collateral now or hereafter securing payment or performance of the Subordinated Debt.

2.           Each Creditor subordinates to Collateral Agent and each Lender all Subordinated Liens to all Senior Liens.  Notwithstanding the respective dates of attachment or perfection of Subordinated Liens and the Senior Liens, the Senior Liens shall at all times be prior to the Subordinated Liens.

3.           All Subordinated Debt is subordinated in right of payment to all Senior Debt on the terms and conditions set forth in this Agreement.  Except as set forth in paragraphs 4 and 5, below, until the Senior Debt is Paid in Full, no Creditor shall (a) ask, demand or receive from any Credit Party (and no Credit Party will pay to any Creditor) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise, (b) exercise any remedy with respect to the Collateral, (c) commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against any Credit Party, (d) forgive, cancel or discharge any of the Subordinated Debt, or permit any Subordinated Debt to be converted into any evidence of equity or ownership, (e) ask, demand or receive any security for the Subordinated Debt other than Permitted Subordinate Liens, or (f) bring or join with any creditor in bringing any Proceeding against any Credit Party.  Each Creditor hereby directs Credit Parties to make, and each Credit Party hereby agrees to make, such prior payment of the Senior Debt to Lenders.

4.           Notwithstanding paragraph 3 above, so long as no Payment Blockage Period is in effect, Creditors may receive and retain Permitted Payments.  If Lenders have not declared the Senior Debt to be immediately due and payable prior to the expiration of such Payment Blockage Period, then Credit Parties shall resume making any and all Permitted Payments (including any missed payments).  Any number of Payment Blockage Notices may be given and any number of Payment Blockage Periods may be commenced by Collateral Agent (or any Lender) pursuant to this paragraph 4, but the aggregate duration of all Payment Blockage Periods commenced by Collateral Agent (or any Lender) pursuant to this paragraph 4 during any period of 365 consecutive days shall not exceed 180 days.

5.           Notwithstanding paragraph 3 above, (a) upon the earlier of the expiration of 180 days after receipt by Collateral Agent of a Junior Default Notice or the acceleration of the Senior Debt by Lenders, Creditors may take any and all actions against Credit Parties to collect the Notes, subject to paragraph 9 and clause (d) of paragraph 11 below, and if Lenders have not accelerated the Senior Debt, Creditors may retain any amounts collected or received; provided, however, if Lenders have accelerated the Senior Debt and are prosecuting their rights and remedies against the Collateral (or are otherwise prohibited by law from doing so), Creditors shall not foreclose upon, take possession of or sell any Collateral unless and until the Senior Debt is Paid in Full, (b) Creditors may receive and retain Reorganization Subordinated Securities, (c) any Creditor shall be entitled to receive from the Borrower and retain any dividends, distributions or other payments made by the Borrower to its stockholders to the extent the same are permitted by the Loan Agreement, none of which rights shall be deemed to be Subordinated Debt, (d) Creditors shall be permitted to accelerate the Subordinated Debt as a result of an event of default under the Creditor Documents so long as the Creditors comply with all other terms and conditions of this Agreement, and (e) any Creditor shall be entitled to reimbursement for actual, reasonable out-of-pocket legal fees and expenses incurred by Creditors in connection with the preparation of the Creditor Documents and enforcement of Creditors’ rights thereunder.

6.           In the event that all or any part of what would otherwise be a Permitted Payment is blocked pursuant to paragraph 5, any Lender may, at its option (exercised, or not, in its sole and absolute discretion), promptly make such portion of the blocked payments to Creditors and, in such event, the Creditor Documents shall not be in default as a result of Borrower’s or any Credit Parties’ failure to make such missed payments to the extent such payment cures such default.

7.           Without prejudice to the Collateral Agent’s and Lenders’ right to exercise any remedies under the Loan Documents, at any time within five (5) Business Days after the acceleration of the Senior Debt in accordance with the terms of the Loan Agreement, Collateral Agent and Lenders shall offer the Creditors the option (the “Purchase Option”), and the Creditors shall have the right, but not the obligation, to purchase the entire aggregate amount of the outstanding Senior Debt for a cash purchase price equal to the outstanding principal amount of the Senior Debt, plus accrued interest thereon, and all accrued but unpaid fees and expenses (including reasonable attorneys’ fees incurred in connection therewith) payable under the Loan Documents, without warranty or representation or recourse (other than a representation that neither the Collateral Agent nor the Lenders have theretofore transferred the Senior Debt).  The Creditors shall irrevocably accept or reject such offer within five (5) Business Days of the date of the Purchase Option, by written notice to the Collateral Agent and Lenders (it being understood that if the Creditors do not expressly accept such offer in such a written notice within five (5) Business Days after the date of such Purchase Option, the Creditors shall be deemed to have rejected such offer), and, if accepted, the Creditors shall pay the Collateral Agent and Lenders the purchase price within ten (10) Business Days after such acceptance, in consideration of which the Collateral Agent and Lenders shall assign all of their respective right, title and interest in the Loan Documents to the Creditors, without warranty, representation or recourse (except as provided above).  If the Creditors reject such offer, or do not irrevocably accept such offer within the required time, the Collateral Agent and Lenders shall have no further obligation under this Section 5.

8.           Each Creditor shall promptly deliver to Collateral Agent, for the ratable benefit of the Lenders, in the form received (except for endorsement or assignment by such Creditor where required by Collateral Agent) for application to the Senior Debt any payment, distribution, security or proceeds received by such Creditor with respect to the Subordinated Debt other than in accordance with this Agreement.

9.           All proceeds of Collateral (including without limitation any interest earned thereon) resulting from any sale or other disposition of Collateral or other exercise of remedies with respect thereto by the Collateral Agent or the Creditors, and whether or not pursuant to any Proceeding involving the Credit Parties, shall be distributed as follows: first, to the Collateral Agent, for application to the Senior Debt in accordance with the terms of the Loan Agreement (including but not limited to any reasonable fees and costs incurred in preservation of the Collateral, and all Lender Expenses (as defined in the Loan Agreement) until the Senior Debt is Paid in Full, and thereafter, to the Creditors for application to the Subordinated Debt in accordance with the Creditor Documents.

10.          In the event of any Proceeding, these provisions shall remain in full force and effect, and Collateral Agent’s and each Lender’s claims against such Credit Party and the estate of such Credit Party shall be Paid in Full before any payment is made to any Creditor.

11.          Until the Senior Debt is Paid in Full, (a) each Creditor irrevocably appoints Collateral Agent as such Creditor’s attorney in fact, and grants to Collateral Agent a power of attorney with full power of substitution, in the name of such Creditor or in the name of Collateral Agent, for the use and benefit of Collateral Agent (for the ratable benefit of the Lenders), without notice to such Creditor, to perform at Collateral Agent’s option the following acts in any Proceeding involving such Credit Party:  to file the appropriate claim or claims in respect of the Subordinated Debt on behalf of Creditor if Creditor does not do so prior to 10 days before the expiration of the time to file claims in such Proceeding and if Collateral Agent elects, in its sole discretion, to file such claim or claims; (b) in any Proceeding involving the Credit Parties (or any of them), the Creditors shall not accept or reject or fail to accept or reject, as appropriate, any plan of reorganization or arrangement for the Credit Parties (or any of them) or vote the Creditors’ claims in respect of the Subordinated Debt, in each case, in any way that would be inconsistent with the terms of this Agreement, (c) in any Proceeding involving the Credit Parties (or any of them), the Collateral Agent and the Creditors shall use commercially reasonable best efforts to consult with each other about their respective proposed course of action with respect to such Proceedings, and (d) following the occurrence and during the continuation of an Event of Default under the Loan Agreement or an event of default under the Notes, the Collateral Agent and the Creditors shall use commercially reasonable best efforts to consult with each other about their respective proposed course of action with respect to such matters; provided that, any failure to so consult with the other shall not result in any liability as a result thereof to Collateral Agent or the Creditors, respectively.

12.          Until the Senior Debt is Paid in Full, each Creditor agrees that it will not object to or oppose (i) the sale of any Credit Party, or (ii) the sale or other disposition of any property of any Credit Party, if Collateral Agent or any Lender has consented to such sale of such Credit Party or sale or disposition of any property of such Credit

Party.  If requested by Collateral Agent, each Creditor shall affirmatively consent to such sale or disposition and shall take all necessary actions and execute such documents and instruments as Collateral Agent or any Lender may reasonably request in connection with and to facilitate such sale or disposition.

13.           Each Creditor shall immediately affix a legend to the Notes stating that the instruments are subject to the terms of this Agreement.  No amendment of the Creditor Documents shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Debt or the subordination of the security interest or lien that such Creditor may have in any property of any Credit Party.  By way of example, such instruments shall not be amended to (i) increase the rate of interest with respect to the Subordinated Debt (other than any imposition of default interest as provided in the Notes as in effect on the date hereof (but not collection thereof, except in accordance with the terms of this Agreement), or (ii) accelerate the payment of the principal or interest or any other portion of the Subordinated Debt.

14.           This Agreement shall remain effective until the Senior Debt is Paid in Full; provided, however, that this Agreement (and all obligations of the Creditors hereunder) shall terminate automatically upon the conversion of all Notes held by the Creditors to equity securities of the Borrower in accordance with the terms of such Notes.  If, at any time after Payment in Full of the Senior Debt any payments of the Senior Debt must be disgorged by Collateral Agent or any Lender for any reason (including, without limitation, the bankruptcy of a Credit Party), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and each Creditor shall immediately pay over to Collateral Agent, for the ratable benefit of the Lenders, all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder.

15.           At any time and from time to time, without notice to Creditors, Collateral Agent and the Lenders may take such actions with respect to the Senior Debt as Collateral Agent or the Lenders, in their sole discretion, may deem appropriate, including, without limitation, terminating advances to any Credit Party, increasing the principal amount, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against any Credit Party or any other person; provided that Collateral Agent and the Lenders shall not, without the prior written consent of the Creditors, not to be unreasonably delayed, withheld or conditioned (a) extend the maturity date of the Senior Debt beyond April 20, 2020; or (b) increase the principal amount of the Revolving Line to an amount greater than Twenty Four Million Dollars ($24,000,000).

16.           At any time and from time to time, without notice to Collateral Agent or any Lender, Creditors may: (i) exercise or refrain from exercising any rights against any Credit Party, subject to the terms of this Agreement; (ii) apply any sums by whomsoever paid or however realized to the Subordinate Debt, subject to the terms of this Agreement; (iii) release anyone liable in any manner for the payment or collection of any Subordinate Debt; (iv) settle or compromise all or any part of the Subordinate Debt, and further subordinate the payment of any part of the Subordinate Debt to the payment of any other indebtedness (including any other part of the Subordinate Debt); and (vi) change the manner, place or terms of payment or change or extend the time of payment of, or renew or alter, the Subordinate Debt, or otherwise amend or restate in any manner the Creditor Documents; provided that no such amendment or restatement shall: (a) contravene the provisions of this Agreement; (b) increase the then outstanding principal amount of the Subordinate Debt to an amount that is greater than Twenty Million Dollars ($20,000,000) other than by the capitalization of accrued interest; (c) increase any applicable interest rate with respect to the cash pay portion of interest on any Subordinate Debt, excluding (i) increases in connection with the accrual of interest at the default rate of interest in accordance with the Creditor Documents as in effect on the date hereof, and (ii) any further increases of the accrual rate interest to the extent such interest is capitalized to the principal balance of the Subordinate Debt; (d) change (to earlier dates) any dates upon which payments of principal or interest are due thereon; (e) change the redemption, prepayment or defeasance provisions thereof; (f) add additional events of default or covenants unless such additional events of default or covenants are also added to the Loan Documents; (g) make existing events of default or covenants more restrictive unless any comparable events of default or covenants in the Loan Documents are also made more restrictive; or (h) materially increase the material obligations of the Credit Parties, or any of them, or confer any material additional rights on Creditors, or any of them, that would be materially adverse to the Lenders.

No such action or inaction shall impair or otherwise affect Collateral Agent’s or any Credit Party’s rights hereunder.  Each waives the benefits, if any, of Civil Code sections 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2922, 2838, 2839, 2845, 2847, 2848, 2849, 2850, 2899 and 3433.

17.           This Agreement shall bind any successors or assignees of a Creditor and shall benefit any successors or assigns of Collateral Agent and the Lenders.  This Agreement is solely for the benefit of each Creditor, Collateral Agent and the Lenders and not for the benefit of any Credit Party or any other party.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person or entity (other than the Collateral Agent, Lenders and the Creditors, and their respective successors and assigns) any legal or equitable right, remedy or claim under or by reason of this Agreement.  The provisions hereof are solely for the purpose of defining the relative rights of the holders of Senior Debt on the one hand, and the holders of Subordinated Debt on the other hand, and none of such provisions shall impair, as between the Credit Parties and any holder of the Subordinated Debt, the obligations of the Credit Parties, which are unconditional and absolute, to pay to such holder all of the Subordinated Debt in accordance with the terms thereof nor, except as provided in Sections 3 and 4 above, shall any such provisions prevent any holder of Subordinated Debt from exercising all remedies otherwise permitted by applicable law or under the terms of such Subordinated Debt upon a default thereunder, subject to the rights, if any, of holders of Senior Debt under the provisions of this Agreement.  Each Creditor further agrees that if any Credit Party is in the process of refinancing a portion of the Senior Debt with a new lender, and if Collateral Agent or any Lender makes a request of such Creditor, Creditor shall agree to enter into a new subordination agreement with the new lender on substantially the terms and conditions of this Agreement.

18.           Notwithstanding anything to the contrary in this Agreement, under applicable law or otherwise, Creditors and the Collateral Agent each agree that they shall not contest the validity, enforceability or priority of any lien securing the Senior Debt (in the case of a Creditor) or the Subordinated Debt (in the case of the Collateral Agent).

19.           The Collateral Agent hereby acknowledges that, to the extent that it holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the Uniform Commercial Code) over Collateral pursuant to the Loan Documents, in which Creditors have a security interest, such possession or control is also for the benefit of the Creditors solely to the extent required to perfect their security interest in such Collateral.  Nothing in the preceding sentence shall be construed to impose any duty on the Collateral Agent (or any third party acting on its behalf) with respect to such Collateral or provide the Creditors with any rights with respect to such Collateral beyond those specified in this Agreement and the Creditor Documents, provided that from and after the date on which the Senior Debt is Paid in Full, the Collateral Agent shall (upon written request therefore and at the sole cost and expense of the Credit Parties) (i) (x) deliver to the Creditors the Collateral in its possession or control together with any necessary endorsements to the extent reasonably required by the Creditor Documents or (y) direct and deliver such Collateral as a court of competent jurisdiction otherwise directs, and (ii) execute and deliver such Uniform Commercial Code financing statement terminations, mortgage releases and other such lien and Collateral release documents as the Credit Parties or the Creditors may reasonably request in order to evidence or otherwise give public notice of the termination and release of the security interests of the Collateral Agent in the Collateral.

20.           This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

21.           This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflicts of laws principles.  Each Creditor, Collateral Agent and Lenders hereby submits to the exclusive jurisdiction of the state and Federal courts located in California.  THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES.  TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

22.           JUDICIAL REFERENCE PROVISION.

(a)           In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

(b)           With the exception of the items specified in clause (c), below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Transaction Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Transaction Documents, venue for the reference proceeding will be in the Superior Court in the County where the real property involved in the action, if any, is located or in a County where venue is otherwise appropriate under applicable law (the “Court”).

(c)           The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of selfhelp remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This Agreement does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this Agreement.

(d)           The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.

(e)           The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(f)           The referee will have power to expand or limit the amount and duration of discovery.  The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(g)           Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

(h)           The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference.  Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive.  The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee.  The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(i)          If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration.   The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

(j)           THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

23.           This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments. No Creditor is relying on any representations by Collateral Agent, any Lender or any Credit Party in entering into this Agreement, and each Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of each Credit Party.  This Agreement may be amended only by written instrument signed by Creditors and Collateral Agent.

24.           In the event of any legal action to enforce the rights of a party under this Agreement, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in such action.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

“Collateral Agent”

COMERICA BANK

By:	/s/ Brian Demmert

Title:	Senior Vice President

“Creditors”

HealthCor Partners Fund, L.P.

By:	HealthCor Partners Management L.P., its Manager

By: HealthCor Partners Management, G.P., LLC
Its: General Partner

By:	/s/ J. C. Lightcap
Name:	Jeffrey Lightcap
Title:	Senior Managing Director

HealthCor Hybrid Offshore Master Fund, L.P.

By: HealthCor Hybrid Offshore G.P., LLC
Its: General Partner

By:	/s/ Steven Musumeci
Name:	Steven Musumeci
Title:	COO

The undersigned approve of the terms of this Agreement, and agree to be bound by the terms hereof (including, without limitation, Sections 15 and 16).
“Credit Parties”

CAREVIEW COMMUNICATIONS, INC., a Nevada corporation		CAREVIEW COMMUNICATIONS, INC., a Texas corporation

By:	/s/ Steven Johnson	By:	/s/ Steven Johnson

Title:	President/COO	Title:	President/COO

“Borrower”

CAREVIEW OPERATIONS, L.L.C., a Texas limited liability company

By:	/s/ Steven Johnson

Title:	President/COO

[Signature Page to Subordination Agreement]

Schedule 1 to Subordination Agreement
Agreements re: Permitted Subordinate Liens

1.           Pledge and Security Agreement dated as of April 21, 2011 among the Creditors and the Credit Parties.

2.           Intellectual Property Security Agreement dated as of April 21, 2011 among the Creditors and the Credit Parties.

3.           Deposit Account Control Agreement dated as of April 20, 2011 among Borrower, Creditors and Bank of Oklahoma.

4.           Deposit Account Control Agreement dated as of April 20, 2011 among Borrower, Creditors and Bank of Texas.

5.           Deposit Account Control Agreement dated as of April 20, 2011 among Borrower, Creditors and Mutual of Oklahoma Bank.

6.           Such other deposit account control agreements as Creditors may require from time to time in accordance with the Pledge and Security Agreement described above.

Limited Liability Company Authority (LLC as General Partner)

As of August 31, 2011, the undersigned, being all of the [members][managers] of the limited liability company named below, acknowledge, confirm and certify to Comerica Bank (“Bank”), in its capacity as Collateral Agent, that:

1.      HealthCor Partners Management, G.P., LLC is a [Delaware] limited liability company (the “Company”). Company is the general partner of HealthCor Partners Management L.P. (“Manager”).  Manager is the manager of HealthCor Partners Fund, L.P. (“Partnership”).

2.      Any (_______)  ______________________ of the following person(s):
                          [insert number]

TYPE OR PRINT NAME(S) OF PERSON(S) AND TITLE(S)

NAME	TITLE	SIGNATURE

Jeff Lightcap	Senior Managing Director	/s/ J. C. Lightcap

is/are authorized, for, on behalf of, and in the name of the Company as general partner of Partnership to execute such documents and take such other actions on behalf of Company as a general partner of Partnership that may be necessary or desirable for Partnership to subordinate Partnership’s liens and indebtedness owing from CareView Communications, Inc., a Nevada corporation (“CareView”), to the liens and indebtedness owing by CareView to Bank and Bridge Bank, National Association, as set forth in that certain Subordination Agreement dated as of August 31, 2011, by and among Bank (as Collateral Agent), Partnership and CareView (and CareView Communications, Inc., a Texas corporation), and to assume and perform all duties and obligations of the Partnership set forth in or contemplated by the instruments and agreements relating to the foregoing.

3.
This Authorization shall be effective (and Bank shall be entitled to rely fully on it) notwithstanding any contrary terms contained in any Company agreement now or hereafter adopted by the Company, and shall remain in full force and effect until the Company officially notifies the Bank to the contrary in writing (but said notice shall have no effect whatsoever on any action previously taken or any commitment previously entered into by Bank in reliance on this Authorization).

4.
Any and all agreements, instruments and documents previously executed and acts and things previously done to carry out the purposes of this Authorization are ratified, confirmed and approved as the act or acts of the Company.

5.
If other persons become members or managers in the Company, the Company shall notify the Bank promptly in writing of any such changes. This Authorization is not a consent by the Bank to the adding of members or managers to the Company.

6.	The Company’s Articles of Organization and Operating Agreement, if any, are not inconsistent with this Authorization.

7.	The execution of this Authorization is not in contravention or violation of any applicable law.

8.	The signatures appearing below are the genuine, original signatures of all of the [members][managers] of the Company.

NAMES OF [MEMBERS][MANAGERS] (TYPE OR PRINT)	SIGNATURES OF [MEMBERS][MANAGERS]:

Jeff Lightcap	/s/ J. C. Lightcap

Limited Liability Company Authority (LLC as General Partner)

As of August 31, 2011, the undersigned, being all of the [members][managers] of the limited liability company named below, acknowledge, confirm and certify to Comerica Bank (“Bank”), in its capacity as Collateral Agent, that:

1.      HealthCor Hybrid Offshore G.P., LLC is a [Delaware] limited liability company (the “Company”). Company is the general partner of HealthCor Hybrid Offshore Master Fund, L.P. (“Partnership”).

2.      Any (_______) __________________________ of the following person(s):
                         [insert number]

TYPE OR PRINT NAME(S) OF PERSON(S) AND TITLE(S)

NAME	TITLE	SIGNATURE

Steve Musumeci	COO	/s/ Steve Musumeci

is/are authorized, for, on behalf of, and in the name of the Company as general partner of Partnership to execute such documents and take such other actions on behalf of Company as a general partner of Partnership that may be necessary or desirable for Partnership to subordinate Partnership’s liens and indebtedness owing from CareView Communications, Inc., a Nevada corporation (“CareView”), to the liens and indebtedness owing by CareView to Bank and Bridge Bank, National Association, as set forth in that certain Subordination Agreement dated as of August 31, 2011, by and among Bank (as Collateral Agent), Partnership and CareView (and CareView Communications, Inc., a Texas corporation), and to assume and perform all duties and obligations of the Partnership set forth in or contemplated by the instruments and agreements relating to the foregoing.

3.
This Authorization shall be effective (and Bank shall be entitled to rely fully on it) notwithstanding any contrary terms contained in any Company agreement now or hereafter adopted by the Company, and shall remain in full force and effect until the Company officially notifies the Bank to the contrary in writing (but said notice shall have no effect whatsoever on any action previously taken or any commitment previously entered into by Bank in reliance on this Authorization).

4.
Any and all agreements, instruments and documents previously executed and acts and things previously done to carry out the purposes of this Authorization are ratified, confirmed and approved as the act or acts of the Company.

5.
If other persons become members or managers in the Company, the Company shall notify the Bank promptly in writing of any such changes. This Authorization is not a consent by the Bank to the adding of members or managers to the Company.

6.	The Company’s Articles of Organization and Operating Agreement, if any, are not inconsistent with this Authorization.

7.	The execution of this Authorization is not in contravention or violation of any applicable law.

8.	The signatures appearing below are the genuine, original signatures of all of the [members][managers] of the Company.

NAMES OF [MEMBERS][MANAGERS] (TYPE OR PRINT)	SIGNATURES OF [MEMBERS][MANAGERS]:

Steve Musumeci	/s/ Steve Musumeci